INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 4 to the Registration Statement of Pacific Monument Acquisition Corporation’s (a company in the development stage) Form S-1, File Number 333-178749, of our report dated December 23, 2011 except for Notes 1 and 6 as to which the date is March 6, 2012, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Pacific Monument Acquisition Corporation (a company in the development stage) as of November 30, 2011 and for the period from October 27, 2011 (inception) through November 30, 2011, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York
March 26, 2012